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                                                                     Exhibit 4.2


                           INDENTURE SUPPLEMENT NO. 1

         Indenture Supplement No. 1 ("Indenture Supplement"), dated as of August 6, 2002, to the Indenture, dated as of June 27, 2001 (the "Indenture"), by and among Mediacom Communications Corporation, as issuer (the "Company") of the 5.25% Convertible Senior Notes due July 1, 2006 (the "Securities"), and The Bank of New York, as trustee (the "Trustee"). Capitalized terms used herein not otherwise defined shall have the meanings given them in the Indenture and Notes.

                              W I T N E S S E T H:

         WHEREAS, Section 11.1 of the Indenture provides that, pursuant to certain conditions stated therein, the Company and the Trustee may amend or supplement the Indenture without notice to or consent of any Security holder; and

         WHEREAS, the amendments to the Indenture set forth herein are for the purpose of curing a defect and inconsistency, and do not require the consent of the Security holders; and

         WHEREAS, the recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness; and

         WHEREAS, the Company has determined that all things necessary to make this Indenture Supplement valid and form a part of the Indenture according to its terms have been done and the Company has delivered to the Trustee an Officers' Certificate and Opinion of Counsel; and

         WHEREAS, the Trustee has agreed, based on such Officers' Certificate and Opinion of Counsel, to supplement the Indenture on the terms and conditions as set forth herein though the Trustee makes no representations as to the validity or sufficiency of this Indenture Supplement.

         NOW, THEREFORE, the Company and the Trustee hereby agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders:

SECTION 1. AMENDMENT.

         (i) The second paragraph of Section 2.8 of the Indenture is hereby amended and restated in its entirety to read as follows:

                  "If a Security is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Company receives proof satisfactory to it that the replaced Security is held by a bona fide purchaser."

         (ii) The last sentence of Section 2.11 of the Indenture is hereby amended and restated in its entirety to read as follows:

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                  "All Securities which are surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the Trustee, be delivered to the Trustee and, if not already canceled, shall promptly be canceled by the Trustee."

         (iii) Section 2.12(d) of the Indenture is hereby amended and restated in its entirety to read as follows:

                  "(d) Nothing in this Indenture or in the Securities shall prohibit the sale or other transfer of any Securities (including beneficial interests in Global Securities) to the Company or any of its Subsidiaries."

SECTION 2. EFFECT OF AMENDMENT.

         Except as expressly set forth herein, this Indenture Supplement shall not constitute a waiver or amendment of any term or condition of the Indenture or the Notes and all such terms and conditions shall remain in full force and effect and are hereby ratified and confirmed in all respects. As used herein, the terms "Indenture," "herein," "hereunder," and words of similar import, shall, unless the context otherwise requires, refer to the Indenture, as supplemented hereby.

SECTION 3. MULTIPLE COUNTERPARTS.

         The parties may sign multiple counterparts of this Indenture Supplement. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.

SECTION 4. GOVERNING LAW.

         This Indenture Supplement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

SECTION 5. TRUSTEE DISCLAIMER.

         The Trustee accepts the amendment of the Indenture effected by this Indenture Supplement and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Indenture Supplement or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by corporate action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

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         IN WITNESS WHEREOF, the parties hereto have caused this Indenture
Supplement to be executed as of the day and year first above written.


                                           MEDIACOM COMMUNICATIONS CORPORATION


                                           By: /S/ MARK E. STEPHAN
                                               ---------------------------------
                                               Mark E. Stephan
                                                 Chief Financial Officer


                                           THE BANK OF NEW YORK


                                           By: /S/ MARIE E. TRIMBOLI
                                               ---------------------------------
                                               Marie E. Trimboli
                                                 Assistant Vice President

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